Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2018 Second Quarter Financial Results

Second Quarter 2018 Highlights:

●	Tour revenues increased 25% to $69.5 million

●	Net income available to common stockholders increased $2.7 million to $0.1 million

●	Adjusted EBITDA increased 117% to $11.5 million

●	Lindblad segment Net Yield increased 6% to $1,002 and Occupancy increased to 90%

●	Board of Directors authorized building of an additional blue water vessel

NEW YORK, August 2, 2018 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended June 30, 2018.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad delivered another quarter of strong financial results during the second quarter as the strategic investments we have made to expand capacity and develop our sales and marketing infrastructure continue to deliver significant returns. As we have added inventory, we have also been able to increase our occupancy and yields from increased demand across our existing loyal customer base and a growing population of new guests who are seeking high quality and immersive expedition experiences. Given the robust demand for authentic adventure travel, we announced last month that we will be building an additional new polar ice class vessel. This will be the fourth new build for Lindblad and allow us to add to our proven track record of delivering unparalleled expeditions to the world’s most remarkable destinations.”

SECOND QUARTER RESULTS

Tour Revenues

Second quarter tour revenues of $69.5 million increased $13.9 million, or 25%, as compared to the same period in 2017. The increase was driven by growth of $12.3 million at the Lindblad segment and a $1.6 million increase at Natural Habitat.

Lindblad segment tour revenues of $59.6 million increased $12.3 million, or 26%, compared to the second quarter a year ago primarily due to an 18% increase in Available Guest Nights, mostly from the launch of the National Geographic Quest in July 2017 and fewer planned drydock days in the second quarter of 2018 due to timing. The year on year growth also reflects an increase in Occupancy from 85% to 90% due to higher demand across the fleet and a 6% increase in Net Yield to $1,002 due to increased prices and changes in itineraries.

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Natural Habitat revenues of $9.9 million increased $1.6 million, or 19%, compared to the second quarter a year ago due primarily to higher ticket revenue from additional departures and increased pricing.

Net Income

Net income available to common stockholders for the second quarter was $0.1 million, $0.00 per diluted share, as compared with net loss available to common stockholders of $2.5 million, $0.06 per diluted share, in the second quarter of 2017. The $2.7 million improvement primarily reflects the higher operating results and $1.1 million of lower stock-based compensation expense in the current year, partially offset by a $1.1 million loss on foreign currency, a $1.1 million increase in depreciation and amortization, primarily due to the addition of the National Geographic Quest to the fleet in July 2017, and a $0.8 million increase in interest expense primarily related to refinancing the Company’s credit facility during the first quarter of 2018.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $11.5 million increased $6.2 million, or 117%, as compared to the same period in 2017. The increase was driven by growth of $6.3 million at the Lindblad segment slightly offset by a $0.2 million decrease at Natural Habitat.

Lindblad segment Adjusted EBITDA of $12.0 million increased $6.3 million, or 112%, as compared to the second quarter a year ago as the increased tour revenues were partially offset by operating costs on the National Geographic Quest. The second quarter also included higher operating costs due to the additional guest nights, increased fuel costs across the fleet due to higher pricing, increased commission expense related to the revenue growth and higher personnel costs.

Natural Habitat Adjusted EBITDA was a loss of $0.5 million, a $0.2 million or 45% decrease compared to the second quarter a year ago as the revenue growth was more than offset by increased operating costs related to additional departures and higher marketing and personnel costs to drive long-term growth initiatives.

	For the three months ended June 30,				For the six months ended June 30,
(In thousands)	2018	2017	Change	%	2018	2017	Change	%
Tour revenues:
Lindblad	$59,556	$47,238	$12,318	26%	$130,009	$100,440	$29,569	29%
Natural Habitat	9,917	8,333	1,584	19%	21,874	18,259	3,615	20%
Total tour revenues	69,473	55,571	13,902	25%	151,883	118,699	33,184	28%
Impact of voyage cancellations	-	-	-	NA	-	9,140	(9,140)	NM
Total tour revenues excluding voyage cancellations	$69,473	$55,571	$13,902	25%	$151,883	$127,839	$24,044	19%
Operating income (loss):
Lindblad	$5,107	$(948)	$6,055	NM	$18,547	$316	$18,231	NM
Natural Habitat	(900)	(705)	(195)	(28%)	32	(605)	637	105%
Total operating income	4,207	(1,653)	5,860	NM	18,579	(289)	18,868	NM
Impact of voyage cancellations	-	-	-	NA	-	6,464	(6,464)	NM
Total operating income excluding voyage cancellations	$4,207	$(1,653)	$5,860	NM	$18,579	$6,175	$12,404	NM
Adjusted EBITDA:
Lindblad	$11,982	$5,651	$6,331	112%	$32,871	$15,490	$17,381	112%
Natural Habitat	(532)	(366)	(166)	(45%)	761	58	703	NM
Total adjusted EBITDA	11,450	5,285	6,165	117%	33,632	15,548	18,084	116%
Impact of voyage cancellations	-	-	-	NA	-	6,464	(6,464)	NM
Total adjusted EBITDA excluding voyage cancellations	$11,450	$5,285	$6,165	117%	$33,632	$22,012	$11,620	53%

The impact of the cancelled voyages in the prior year on tour revenues was calculated as booked tour revenue at the time of cancellation less insurance proceeds. The impact of the cancelled voyages on operating income and Adjusted EBITDA was calculated as booked tour revenue at the time of cancellation less insurance proceeds and estimated operating costs.

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Liquidity

The Company’s cash and cash equivalents were $91.6 million as of June 30, 2018, as compared with $96.4 million as of December 31, 2017. The decrease primarily reflects purchases of property and equipment of $31.5 million, mostly related to the construction of two new vessels, and a $15.7 million increase in restricted cash related to higher deposits for travel on the Company’s U.S. flagged vessels. These decreases were mostly offset by $24.8 million in net cash provided by operating activities due to the improved operating performance and $17.6 million in net cash provided by financing activities primarily due to the increase in long-term debt associated with refinancing our credit facility.

Free cash flow use was $6.7 million for the six months ended June 30, 2018 as compared with a use of $15.5 million in the same period of 2017. The $8.8 million improvement is primarily due to the strong operating performance and lower capital expenditures for the construction of new vessels. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in July 2017 with the launch of the National Geographic Quest. A second new-build coastal vessel, the National Geographic Venture, is currently expected to launch in the fourth quarter of 2018.

The Company is also building a polar ice class vessel, the National Geographic Endurance, for delivery in January 2020. This state-of-the-art vessel will join the National Geographic Explorer and the National Geographic Orion as the third polar ice class vessel in the Lindblad National Geographic fleet, with the ability to voyage anywhere around the globe and specializing in polar travel.  The vessel will be capable of exploring deep into the Antarctic and Arctic waters, and will be built with the Ulstein X-BOW® design allowing for greater comfort and speed through rough waters.

Following the quarter, the Company announced that its Board of Directors has authorized the building of an additional polar ice class vessel for delivery in 2021.

STOCK AND WARRANT REPURCHASE PLAN

The Company currently has a $35 million stock and warrant repurchase plan in place. As of July 31, 2018, the Company had repurchased 6.0 million warrants and 864,806 shares under the plan for a total of $22.9 million and had $12.1 million remaining under the plan. As of July 31, 2018, there were 45.8 million shares of common stock and 10.1 million warrants outstanding.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2018 are as follows:

●	Tour revenues of $308 - $315 million (16-18% growth)

●	Adjusted EBITDA of $54 - $57 million (24-31% growth)

As of July 31, 2018, the Lindblad segment had 99% of full year 2018 projected guest ticket revenues on the books versus 99% of full year 2017 guest ticket revenue at the same time last year.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

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The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules beginning on page 10.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on August 2, 2018 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) the Company’s business strategy and plans; (v) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vi) compliance with laws and regulations; (vii) compliance with the financial and/or operating covenants in the Company’s credit agreements; (viii) adverse publicity regarding the cruise industry in general; (ix) loss of business due to competition; (x) the result of future financing efforts; (xi) the inability to meet revenue and Adjusted EBITDA projections; (xii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiii) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of June 30,	As of December 31,
	2018	2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$91,561	$96,443
Restricted cash and marketable securities	22,803	7,057
Marine operating supplies	5,086	5,045
Inventories	1,792	1,794
Prepaid expenses and other current assets	26,791	21,351
Total current assets	148,033	131,690

Property and equipment, net	273,075	250,952
Goodwill	22,105	22,105
Intangibles, net	8,764	9,554
Other long-term assets	9,785	10,047
Total assets	$461,762	$424,348

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$122,161	$112,238
Accounts payable and accrued expenses	25,947	30,422
Long-term debt - current	2,000	1,750
Total current liabilities	150,108	144,410

Long-term debt, less current portion	188,229	164,186
Deferred tax liabilties	2,596	2,444
Other long-term liabilities	698	684
Total liabilities	341,631	311,724

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	6,130	6,302

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized;45,775,648 and 45,427,030 issued, 45,401,323 and 44,787,608 outstanding as of June 30, 2018 and December 31, 2017, respectively	5	5
Additional paid-in capital	39,172	42,498
Retained earnings	74,751	63,819
Accumulated other comprehensive income	73	-
Total stockholders’ equity	114,001	106,322
Total liabilities and stockholders’ equity	$461,762	$424,348

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017

Tour revenues	$69,473	$55,571	$151,883	$118,699
Cost of tours	33,810	28,697	69,681	61,300
Gross profit	35,663	26,874	82,202	57,399

Operating expenses:
General and administrative	15,879	15,082	30,929	30,184
Selling and marketing	10,583	9,550	22,656	19,846
Depreciation and amortization	4,994	3,895	10,038	7,658
Total operating expenses	31,456	28,527	63,623	57,688

Operating income (loss)	4,207	(1,653)	18,579	(289)

Other (expense) income:
Interest expense, net	(2,870)	(2,076)	(5,604)	(4,390)
(Loss) gain on foreign currency	(1,141)	577	(1,592)	823
Other income (expense)	(128)	107	(120)	(156)
Total other expense	(4,139)	(1,392)	(7,316)	(3,723)

Income (loss) before income taxes	68	(3,045)	11,263	(4,012)
Income tax expense (benefit)	227	(467)	503	(2,060)

Net income (loss)	$(159)	$(2,578)	$10,760	$(1,952)
Net income (loss) attributable to noncontrolling interest	(293)	(45)	(172)	(16)

Net income (loss) available to common stockholders	$134	$(2,533)	$10,932	$(1,936)

Weighted average shares outstanding
Basic	45,894,155	44,428,947	45,322,541	44,567,588
Diluted	46,442,611	44,428,947	45,594,980	44,567,588

Net income (loss) per share available to common stockholders
Basic	$-	$(0.06)	$0.24	$(0.04)
Diluted	$-	$(0.06)	$0.24	$(0.04)

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the three months ended June 30,
	2018	2017
Cash Flows From Operating Activities
Net income (loss)	$10,760	$(1,952)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,038	7,658
Amortization of National Geographic fee	1,454	1,454
Amortization of deferred financing costs and other, net	1,045	1,096
Stock-based compensation	1,985	6,407
Deferred income taxes	152	(2,836)
Loss (gain) on foreign currency	1,592	(106)
Loss on write-off of assets	129	-
Changes in operating assets and liabilities
Marine operating supplies and inventories	(39)	(153)
Prepaid expenses and other current assets	(7,048)	(4,674)
Unearned passenger revenues	9,915	25,470
Write-off of unamortized issuance costs related to debt refinancing	359	-
Other long-term assets	(1,120)	117
Other long-term liabilities	15	14
Accounts payable and accrued expenses	(4,457)	(9,293)
Net cash provided by operating activities	24,780	23,202

Cash Flows From Investing Activities
Purchases of property and equipment	(31,502)	(38,705)
Transfer to restricted cash and marketable securities	(15,746)	(12,246)
Net cash used in investing activities	(47,248)	(50,951)

Cash Flows From Financing Activities
Proceeds from long-term debt	200,000	-
Repayments of long-term debt	(170,625)	(875)
Payment of deferred financing costs	(6,486)	(298)
Repurchase under stock-based compensation plans and related tax impacts	(4,457)	(1,182)
Repurchase of warrants and common stock	(854)	(6,166)
Net cash provided by (used in) financing activities	17,578	(8,521)
Effect of exchange rate changes on cash	8	169

Net decrease in cash and cash equivalents	(4,882)	(36,101)

Cash and cash equivalents at beginning of period	96,443	135,416

Cash and cash equivalents at end of period	$91,561	$99,315

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$6,534	$5,195
Income taxes	$776	$748

Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$1,682	$168
Additional paid-in capital exchange proceeds used for option shares	$(1,682)	$(168)

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands)

(unaudited)

Reconciliation of Net Income to Adjusted EBITDA

Consolidated

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2018	2017	2018	2017
Net income (loss)	$(159)	$(2,578)	$10,760	$(1,952)
Interest expense, net	2,870	2,075	5,604	4,390
Income tax expense (benefit)	227	(467)	503	(2,060)
Depreciation and amortization	4,994	3,895	10,038	7,658
Loss (gain) on foreign currency	1,141	(577)	1,592	(823)
Other (income) expense, net	128	(107)	120	156
Stock-based compensation	1,119	2,205	1,985	6,407
National Geographic fee amortization	727	727	1,454	1,454
Executive severance costs	287	-	287	-
Reorganization costs	113	112	293	318
Debt refinancing costs	3	-	997	-
Adjusted EBITDA	11,450	5,285	33,632	15,548
Impact of voyage cancellations	-	-	-	6,464
Adjusted EBITDA excluding impact of voyage cancellations	$11,450	$5,285	$33,632	$22,012

Reconciliation of Operating Income to Adjusted EBITDA

Lindblad Segment

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2018	2017	2018	2017
Operating income (loss)	$5,107	$(948)	$18,547	$316
Depreciation and amortization	4,626	3,555	9,309	6,995
Stock-based compensation	1,119	2,205	1,985	6,407
National Geographic fee amortization	727	727	1,454	1,454
Executive severance costs	287	-	287	-
Reorganization costs	113	112	293	318
Debt refinancing costs	3	-	997	-
Adjusted EBITDA	11,982	5,651	32,871	15,490
Impact of voyage cancellations	-	-	-	6,464
Adjusted EBITDA excluding impact of voyage cancellations	$11,982	$5,651	$32,871	$21,954

Reconciliation of Operating Income to Adjusted EBITDA

Natural Habitat Segment

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2018	2017	2018	2017
Operating income (loss)	$(900)	$(706)	$32	$(605)
Depreciation and amortization	368	340	729	663
Adjusted EBITDA	$(532)	$(366)	$761	$58

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands, except for Available Guest Nights,
Gross Yield, Net Yield and guest metrics)

(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities

	For the six months ended June 30,
	2018	2017
Net cash provided by operating activities	$24,780	$23,202
Less: purchases of property and equipment	(31,502)	(38,705)
Free Cash Flow	$(6,722)	$(15,503)

Guest Metrics - Lindblad Segment

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Available Guest Nights	50,917	43,171	104,834	85,893
Guest Nights Sold	45,786	36,765	94,721	73,829
Occupancy	89.9%	85.2%	90.4%	86.0%
Maximum Guests	6,242	4,941	13,047	10,209
Number of Guests	5,684	4,311	11,767	8,912
Voyages	81	66	176	147

Calculation of Gross Yield and Net Yield

Lindblad Segment

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Guest ticket revenues	$53,832	$40,745	$116,512	$85,790
Other tour revenues	5,724	6,493	13,497	14,650
Tour Revenues	59,556	47,238	130,009	100,440
Less: Orion Insurance Proceeds	-	-	-	(1,900)
Adjusted Tour Revenues	59,556	47,238	130,009	98,540
Less: Commissions	(4,369)	(3,659)	(9,923)	(7,761)
Less: Other tour expenses	(4,161)	(2,972)	(8,279)	(7,090)
Net Revenue	$51,026	$40,607	$111,807	$83,689
Available Guest Nights	50,917	43,171	104,834	85,893
Gross Yield	$1,170	$1,094	$1,240	$1,147
Net Yield	1,002	941	1,067	974

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands, except for Available
Guest Nights, Gross and Net Cruise Cost Per Avail. Guest Night and guest metrics)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Cost of tours	$27,510	$23,168	$56,190	$49,541
Plus: Selling and marketing	9,683	8,960	20,945	18,272
Plus: General and administrative	12,630	12,503	25,018	25,316
Gross Cruise Cost	49,823	44,631	102,153	93,129
Less: Commission expense	(4,369)	(3,659)	(9,923)	(7,761)
Less: Other tour expenses	(4,161)	(2,972)	(8,279)	(7,090)
Net Cruise Cost	41,293	38,000	83,951	78,278
Less: Fuel expense	(2,599)	(1,296)	(4,709)	(2,964)
Net Cruise Cost Excluding Fuel	38,694	36,704	79,242	75,314
Non-GAAP Adjustments:
Stock-based compensation	(1,119)	(2,205)	(1,985)	(6,407)
National Geographic fee amortization	(727)	(727)	(1,454)	(1,454)
Executive severance costs	(287)	-	(287)	-
Reorganization costs	(113)	(112)	(293)	(318)
Debt refinancing costs	(3)	-	(997)	-
Adjusted Net Cruise Cost Excluding Fuel	$36,445	$33,660	$74,227	$67,135
Adjusted Net Cruise Cost	$39,044	$34,956	$78,936	$70,099
Available Guest Nights	50,917	43,171	104,834	85,893
Gross Cruise Cost per Available Guest Night	$979	$1,034	$974	$1,084
Net Cruise Cost per Available Guest Night	811	880	801	911
Net Cruise Cost Excl. Fuel per Available Guest Night	760	850	756	877
Adj. Net Cruise Cost Excl. Fuel per Avail. Guest Night	716	780	708	782
Adjusted Net Cruise Cost per Available Guest Night	767	810	753	816

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Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, merger-related expenses, debt refinancing fees and acquisition-related expenses. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. The Company believes Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, merger-related expenses and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, and general and administrative expense.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.

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